  EXHIBIT 21.1

Subsidiaries

Name	State of Incorporation or Formation
iHookup Social, Inc.*	Delaware
Fan Pass, Inc.*	Nevada

*These subsidiaries are wholly owned subsidiaries of Friendable, Inc.